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                                                       EXHIBIT 10.4











                              MIDAMERICAN ENERGY COMPANY

                        KEY EMPLOYEE SHORT TERM INCENTIVE PLAN
















Board Approval: October 1995

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                              MIDAMERICAN ENERGY COMPANY
                        KEY EMPLOYEE SHORT TERM INCENTIVE PLAN

SECTION 1.     PURPOSE

The purpose of this Plan is to further the financial performance of the Company by providing incentives and rewards to executives and key employees of the Company, or of any Affiliate or Subsidiary, who are in a position to contribute significantly to the achievement by the Company of such performance and to align more closely the interests of such persons with the interests of the Company's stockholders.

SECTION 2.     DEFINITIONS

     (a) "Plan" shall mean the MidAmerican Energy Company Key Employee Incentive Plan.

     (b) "Affiliate" shall mean any entity that, directly or through one or more intermediaries, is controlled by the Company, and any entity in which the Company has a significant equity interest, as determined by the Committee.

     (c) "Award Period" shall mean the period of time during which Participant Awards shall be measured. An Award Period shall be based on one or more consecutive Fiscal Years, but no Award Period shall exceed five (5) years.

     (d) "Base Salary" shall mean the base compensation paid to the Participant during a Fiscal Year, including deferrals to a Company sponsored plan that qualifies under either Code Section 401(k) or Code Section 125.

     (e)  "Board of Directors" shall mean the Board of Directors of the Company.

     (f) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     (g) "Company" shall mean MidAmerican Energy Company and its Subsidiaries and Affiliates.

     (h) "Committee" shall mean the Compensation Committee of the Board of Directors of the Company (the "Board") as designated by the Board to administer the Plan.

     (i) "Fiscal Year" shall mean the twelve months period used as the annual accounting period by the Company and shall be designated according to the calendar year in which such period ends.

     (j) "Incumbent Board" means the members of the Board of Directors on August 1, 1995. For this purpose, an individual who becomes a member of the Board of Directors subsequent to

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August 1, 1995 and who has been nominated for election by the Company's shareholders by resolution adopted by a vote of at least two-thirds of the directors then comprising the Incumbent Board at a duly convened meeting thereof shall be deemed to be a member of the Incumbent Board.

     (k) "Participant" shall mean an individual selected by the Committee pursuant to Section 4(a) from the following group of officers and employees of the Company: the Chairman, the Chief Executive Officer, the President, any Executive, Group or Senior Vice President, the Secretary, the General Counsel, and any other Vice President, and in addition, the Chief Executive Officer is authorized to recommend for inclusion in a Program such other salaried employees of the Company, subject to selection by the Committee, who the Chief Executive Officer deems to have a substantial opportunity to influence the financial performance of the Company.

     (l) "Participant Award" shall mean the cash or deferred compensation to be earned by achieving each Program Target for the Award Period.

     (m) "Program" shall mean the separate plan established by the Committee under which a Participant may earn a predetermined Target Award for each Program Target during an Award Period.

     (n) "Program Target" shall mean performance goals established by the Committee to be achieved by a Participant during an Award Period. Each performance goal applicable to an Award Period shall identify one or more business criteria that are to be monitored during the Award Period. Such business criteria may include, but are not limited to, the following: earnings per share, total earnings, return on equity, return on gross investment, return on net assets, growth in assets, free cash flow, total shareholder return, net income, expenses as a percentage of assets, shareholder value, customer satisfaction, customer service criteria, and system performance. With respect to each business criteria that is identified in a Program Target for a particular Award Period, the Committee shall determine the target level of performance that must be achieved in order for a performance goal to be treated as attained. The Committee may base performance goals for an Award Period on one or more of the business criteria set forth above.

     (o) "Subsidiary" shall mean a corporation in which the Company owns at least 50% of the outstanding voting stock, and which the Committee has designated to participate in the Plan.

     (p) "Target Award" shall mean the value expressed as a percentage of the Participant Award, which has been determined for each Program Target that may be earned by each Participant, and which can be expressed as a mid-point target and at levels below and above the mid-point target.

SECTION 3.     ADMINISTRATION

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum. Any decision in writing signed by all members shall be as fully effective as if made by a majority vote at a meeting duly called and held. Such Committee shall have sole power to:



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     (a)  determine whether to establish a Program for any Participant, designate the applicable Award Period, and the Program Target and Target Award to be earned in such Program by each Participant, subject only to the limitations otherwise prescribed in this Plan;

     (b) determine the amount of maximum (subject to the limitation in Section 4(b) below) and minimum Participant Awards which may be earned by each Participant;

     (c) establish other threshold criteria that must be achieved during an Award Period for any individual Participant, department, group, division, or Subsidiary before any Award is made to a Participant or Participants;

     (d) construe and interpret the Plan and make and amend such rules and regulations for the administration of the Plan as the Committee may deem desirable;

     (e) determine the Base Salary to be used in calculating Target Awards and the portions, if any, of an award which may be earned if employment commences or terminates or a Participant's position changes during an Award Period; and

     (f) determine in its sole discretion whether or not, and the degree to which, Program Targets for any Participant have been achieved; in making such determinations in connection with financial goals the Committee may include or exclude in financial results as it deems appropriate, the whole or any part of realized capital gains and losses and extraordinary (no matter how they are characterized for accounting purposes) gains, losses, charges or credits.

     Actions, determinations and decisions of the Committee respecting the Plan, the granting of awards thereunder and the administration thereof shall be final, conclusive and binding upon all parties concerned, including the Company, its stockholders, and any employee of the Company.

SECTION 4.     PROGRAM ESTABLISHMENT

     (a) Participants in a Program shall be selected by the Committee from the list of employees as set forth in Section 1(j) of this Plan and who, in the opinion of the Committee, have a substantial opportunity to influence the financial performance of the Company. In determining the Program Target for any Participant, the Committee may take into account the Participant's level of responsibility, performance, potential, cash compensation, salary, unexercised stock options and such other considerations as it deems appropriate.

     (b) Programs with respect to an Award Period shall be established by resolution of the Committee selecting Participants and the related Program Targets, Target Awards, and the maximum and minimum Participant Awards for each Participant. The maximum Participant Awards for all Programs during each separate Award Period for any Participant shall not exceed 100% of Base Salary multiplied by the number of years in the Award Period.



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SECTION 5.     DISTRIBUTION OF AWARDS

     (a) No payments shall be made to Participants prior to the end of an Award Period. Under no circumstances shall an award be payable under this Plan if none of the Program Targets for a particular Award Period are attained.

     (b) Distribution of Participant Awards (except any Award or part thereof which is deferred) shall be made as soon as practical after the close of the respective Award Period and after determination and verification of the results of each Program Target by the Committee. A Participant may defer payment of all or part of the Participant Award to which he or she would otherwise be entitled at the end of the Award Period as provided in Section 6.

     (c) The Committee in its sole and absolute discretion may reduce the amount of an award otherwise payable to a Participant upon attainment of the performance goal or goals established for an Award Period. A Participant's performance must be satisfactory, regardless of Company performance, before he or she may be granted an incentive award.

     (d) If a Participant's employment terminates for any of the following reasons prior to the end of the Award Period for a Program in which he or she was participating, distribution of such Participant Award, if any becomes payable, shall be limited to the following portion of the Award to which he or she would otherwise be entitled if he or she were employed at the end of such Award Period.

          (i)  Voluntary resignation -- None of the Participant Award.

          (ii) Early Retirement or Normal Retirement under the terms of the Company's pension plan--A distribution in proportion to the term of active service (based on days) for the Participant during the Award Period based on actual corporate results.

          (iii) Disability as determined by the Committee -- A distribution in proportion to the term of active service (based on days) for the Participant during the Award Period based upon actual corporate results.

          (iv) Death -- A distribution to the beneficiary designated in writing by the Participant (or in the absence of such designation, to his or her legal representatives) in proportion to the term of active service (based on days) of the Participant during the Award Period based upon actual corporate results.

          (v) Discharge or requested resignation -- A distribution in proportion to the term of active service of the Participant during the Award Period based upon actual corporate results; however, no part of a Participant Award shall be distributable if the Participant was discharged for any act of fraud, misappropriation, embezzlement or other act of dishonesty.



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SECTION 6.     DEFERRED DISTRIBUTION OF AWARDS

     (a) A Participant may defer payment of all or part of the cash portion of the Award to which he or she would otherwise be entitled at the end of the Award Period. A Participant's election to defer payment must be made on or before December 15 immediately preceding the end of the Award Period to which the election shall apply. The election shall be in the form of a written notice and shall, if it so states, apply to more than one Award Period unless the Participant is not eligible for one or more Award Periods to which the Notice purports to apply, in which case the Notice shall apply to only those Award Periods stated therein for which such Participant is actually eligible. The Notice shall state a percentage of the Award to be deferred (the "Deferred Amount").

     (b) The Deferred Amount with respect to any Award Period shall be governed by the terms of the MidAmerican Energy Company Deferred Compensation Plan for Executives ("Deferred Plan").

     (c) The Committee shall designate, at the time of establishment of the Program, whether any portion of any Award that may be earned thereunder shall be mandatorily deferred under the Deferred Plan.

SECTION 7.     EXPENSES

The expenses of administering this Plan shall be borne by the Company and not charged to any Participant.

SECTION 8.     OTHER CONDITIONS

     (a) No person shall have any claim or right to be granted a Participant Award under this Plan. Neither a Participant nor his or her designated beneficiary or legal representative shall have any right or interest in a Participant Award until a distribution thereof shall have been made in accordance with Sections 5, 6, or 8(e) hereof.

     (b) It is a condition of the Plan, and all rights of each Participant shall be subject thereto, that prior to distribution this Plan or the Deferred Plan, no right or interest of any Participant to whom a Participant Award may be made, shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, but no devolution by death or mental incompetency; and no such right or interest or any Participant shall be liable for, or subject to any obligation or liability of such Participant.

     (c) Neither this Plan nor any action taken hereunder shall be construed as giving to any employee the right to be retained in the employ of the Company.

     (d) The Company shall have the right to deduct from an Award any federal, state or local taxes required by law to be withheld with respect to such Award.



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     (e)  Upon the occurrence of a Change in Control:

          (i) any Award then outstanding held by a Participant shall be immediately vested (without regard to any limitation imposed by the Committee at the time the Award is granted which permits all or any part of the Award to be received only after the lapse of time), and will remain so until distributed in accordance with the Plan; and

          (ii) any performance standards related to any Award shall be deemed achieved at the target level and restrictions otherwise applicable shall lapse.

     (f)  A "Change in Control" shall be deemed to have occurred as of:

          (i) The closing date of the restructuring of the Company as a result of merger, consolidation, takeover or reorganization unless at least sixty percent (60%) of the members of the board of directors of the corporation resulting from such merger, consolidation, takeover or reorganization were members of the Incumbent Board; or

          (ii) The occurrence of any other event that is designated as being a "Change in Control" by a majority vote of the directors of the Incumbent Board who are not also employees of the Company.

     (g) All costs of Awards and compensation payable to Participants shall be charged to the entity employing the Participant.

SECTION 9.     AMENDMENT

The Committee shall have the right to amend, suspend or terminate this Plan at any time; provided, however, that no such modification of this Plan shall:

     (a) without the consent of the respective Participant, operate to annul an established Program, or

     (b) without the approval of the Board of Directors entitled to vote thereon increase the maximum Participant Awards which may be awarded during an Award Period under the Plan to any one Participant, or

     (c) change the Program Target for a Program after it has been established, or

     (d) make any member of the Committee eligible to receive an award at any time while he or she is serving on the Committee.



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SECTION 10.    CODE SECTION 280G ELECTION.

Participants may elect to reduce or defer benefits otherwise payable in the event total benefits payable by the Company would result in additional taxes to the Company or Participant under Code Section 280G.

SECTION 11.    EFFECTIVE DATE

This Plan shall be effective as of November 1, 1995, and shall continue in effect, until terminated by the Committee.


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